Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement of Summit Financial Services Group, Inc., on Form S-2, for the registration of 5,478,000 shares of its common stock, and to the incorporation by reference therein, and in the related prospectus, of our report dated February 6, 2004, except for Note 15, as to which the date is February 26, 2004, with respect to the consolidated financial statements of Summit Brokerage Services, Inc. and Subsidiaries included in its Annual Report on Form 10-KSB for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Moore Stephens Lovelace, P.A.

MOORE STEPHENS LOVELACE, P.A.

CERTIFIED PUBLIC ACCOUNTANTS

Orlando, Florida

June 23, 2004